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                                                  ------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1*)



                              McKesson HBOC, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   58155Q103
--------------------------------------------------------------------------------
                                (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 2 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    ESL Partners, L.P., a Delaware limited partnership
    22-2875193
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           10,521,057
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          10,521,057
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,138,217
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.92%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 3 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           2,488,849
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          2,488,849
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,138,217
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.92%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 4 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    ESL Institutional Partners, a Delaware limited partnership
    06-1456821
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           219,628
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          219,628
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,138,217
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.92%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 5 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    CBL Partners, L.P., a Delaware limited partnership
    06-1526810
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [_]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           8,533,777
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          8,533,777
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,138,217
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.92%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 6 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    MSD Portfolio L.P. - Investments, a Delaware limited partnership
    13-4019104
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           2,574,117
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          2,574,117
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,624,117*
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.93%*
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

*MSD disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that MSD is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 7 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    RPKS Investments, LLC, a Delaware limited liability company
    51-0381490
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          0
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,624,117*
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.93%*
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------


*RPKS disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that RPKS is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 8 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    Triple Marlin Investments, LLC, a Delaware limited liability company 51-0381487
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          0
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,624,117*
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.93%*
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------


*Triple disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Triple is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 9 of 16 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    Michael Dell Personal Income Trust, a Texas Trust
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Texas
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           50,000
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          50,000
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,624,117*
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.93%*
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------


*Trust disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Trust is a member of a group with ESL, Limited, Institutional, CBL, and Ziff. All defined terms used herein are defined below.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 10 of 16 Pages
---------------------                                        -------------------
--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON S.S. OR I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSON

    Ziff Asset Management, L.P., a Delaware limited partnership
    13-3791746
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------

3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Delaware
--------------------------------------------------------------------------------

     NUMBER OF        5   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           750,789
     OWNED BY         ----------------------------------------------------------
       EACH
     REPORTING        6   SHARED VOTING POWER
      PERSON
       WITH               0
                      ----------------------------------------------------------

                      7   SOLE DISPOSITIVE POWER

                          750,789
                      ----------------------------------------------------------

                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    750,789*
--------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.27%*
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------


*Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Trust and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of
Section 13(d) of the Act that Ziff is a member of a group with ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Trust. All defined terms used herein are defined below.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 11 of 16 Pages
---------------------                                        -------------------


Item 1(a) Name of Issuer:
--------- --------------

          McKesson HBOC, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
--------- -----------------------------------------------

          One Post Street, McKesson Plaza
          San Francisco, CA 94104

Item 2(a) Names of Persons Filing:
--------- -----------------------

          ESL Partners, L.P.
          ESL Limited
          ESL Institutional Partners, L.P.
          CBL Partners, L.P.
          MSD Portfolio L.P. - Investments
          RPKS Investments, LLC
          Triple Marlin Investments, LLC
          Michael Dell Personal Income Trust
          Ziff Asset Management, L.P.

Item 2(b) Addresses of Principal Business Offices:
--------- ---------------------------------------

          ESL Partners, L.P., ESL Institutional Partners, L.P., and CBL Partners, L.P.:
          One Lafayette Place
          Greenwich, CT 06830

          ESL Limited
          Hemisphere House
          9 Church Street
          Hamilton, Bermuda

          MSD Portfolio L.P. - Investments, RPKS Investments, LLC ,
          Triple Marlin Investments, LLC and Michael Dell Personal Income Trust: c/o MSD Capital L.P.
          780 3rd Avenue
          43rd Floor
          New York, New York 10017

          Ziff Asset Management, L.P.:
          c/o PBK Holdings, Inc.
          283 Greenwich Avenue
          Third Floor
          Greenwich, CT 06830

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 12 of 16 Pages
---------------------                                        -------------------



Item 2(c) Citizenship:
--------- -----------

          ESL Partners, L.P. -- Delaware
          ESL Limited -- Bermuda
          ESL Institutional Partners, L.P. -- Delaware
          CBL Partners, L.P. -- Delaware
          MSD Portfolio L.P. - Investments -- Delaware
          RPKS Investments, LLC -- Delaware
          Triple Marlin Investments, LLC -- Delaware
          Michael Dell Personal Income Trust - Texas
          Ziff Asset Management, L.P. -- Delaware

Item 2(d) Title of Class of Securities:

          Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

          58155Q103

Item 3    Status of Persons Filing:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);
          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e) [ ] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);
          (h)  [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
          (j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4    Ownership:

          (a) Amount Beneficially Owned: 25,138,217 shares of Common Stock.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 13 of 16 Pages
---------------------                                        -------------------

          This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), CBL Partners, L.P., a Delaware limited partnership ("CBL"), MSD Portfolio L.P. - Investments, a Delaware limited partnership ("MSD"), RPKS Investments, LLC, a Delaware limited liability company ("RPKS"), Triple Marlin Investments, LLC, a Delaware limited liability company ("Triple"), Michael Dell Personal Income Trust, a trust formed under the laws of the state of Texas ("Trust") and Ziff Asset Management, L.P., a Delaware limited partnership ("Ziff"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company, is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company, is the general partner of Institutional. Investments is the general partner of CBL. MSD Capital, L.P., a Delaware limited partnership ("MSD Capital"), is the general partner of MSD. Glenn Fuhrman and John Phelan are the managing principals of MSD Capital. Glenn Fuhrman is the managing member of RPKS. John Phelan is the managing member of Triple. John Phelan is the trustee of Trust. PBK Holdings, Inc., a Delaware corporation, is the general partner of Ziff. In the aforementioned capacities, ESL, Limited, Institutional, CBL, MSD, RPKS, Triple, Trust and Ziff each may be deemed to be the beneficial owner of the shares of McKesson HBOC, Inc. common stock ("Common Stock") beneficially owned by the other members of the group; PROVIDED, HOWEVER, Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Trust and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that Ziff is a member of a group with ESL, Limited, Institutional, CBL, MSD, RPKS, Triple and Trust; PROVIDED FURTHER, MSD, RPKS, Triple and Trust each disclaim beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, CBL and Ziff and the filing of this Schedule 13G shall not be construed as an admission beyond the scope of Section 13(d) of the Act that MSD, RPKS, Triple and Trust are members of a group with ESL, Limited, Institutional, CBL, and Ziff.

          As of December 31, 1999, the members of the group beneficially owned an aggregate of 25,138,217 shares of Common Stock as follows: (i) ESL was the record owner of 10,521,057 shares of Common Stock; (ii) Limited was the record owner of 2,488,849 shares of Common Stock;
          (iii) Institutional was the record owner of 219,628 shares of Common Stock; (iv) CBL was the record owner of 8,533,777 shares of Common Stock; (v) MSD was the record owner of 2,574,117 shares of Common Stock; (vi) RPKS was the record owner of 0 shares of Common

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 14 of 16 Pages
---------------------                                        -------------------


          Stock, (vii) Triple was the record owner of 0 shares of Common Stock
          (viii) Trust was the record owner of 50,000 shares of Common Stock and
          (viii) Ziff was the record owner of 750,789 shares of Common Stock.

          (b)  Percent of Class: 8.92%.

          (c)  Number of shares as to which each person has:

               (i)   sole power to vote or to direct the vote:

                         See Item 5 of each cover page.

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:

                         See Item 7 of each cover page.

               (iv)  shared power to dispose or to direct the disposition of: 0

Item 5    Ownership of 5% or Less of a Class:

          Not applicable.

Item 6    Ownership of More than 5% on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding Company:

          Not applicable

Item 8    Identification and Classification of Members of the Group:

          See Item 4(a).

Item 9    Notice of Dissolution of Group:

          Not applicable

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 15 of 16 Pages
---------------------                                        -------------------

Item 10   Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                        ESL PARTNERS, L.P.

                                        By:  RBS Partners, L.P., its general
                                             partner

                                             By:  ESL Investments, Inc., its
                                                  general partner

                                             By: /s/ Edward S. Lampert
                                                --------------------------------
                                                  Edward S. Lampert
                                                  Chairman


                                        ESL LIMITED

                                        By:  ESL Investment Management, LLC,
                                             its investment manager

                                             By:  /s/ Edward S. Lampert
                                                --------------------------------
                                                  Edward S. Lampert
                                                  Managing Member


                                        ESL INSTITUTIONAL PARTNERS, L.P.

                                        By:  RBS Investment Management, LLC,
                                             its general partner

                                             By:  /s/ Edward S. Lampert
                                                --------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 16 of 16 Pages
---------------------                                        -------------------


                                        CBL PARTNERS, L.P.

                                        By:  ESL Investments, Inc., its general
                                             partner

                                             By:  /s/ Edward S. Lampert
                                                --------------------------------
                                                  Edward S. Lampert
                                                  Chairman


                                        MSD PORTFOLIO L.P. - INVESTMENTS

                                        By:  MSD CAPITAL, L.P., its general
                                             partner

                                             By:  /s/ John Phelan
                                                --------------------------------
                                                  John Phelan
                                                  Managing Principal


                                        RPKS INVESTMENTS, LLC

                                             By:  /s/ Glenn Fuhrman
                                                --------------------------------
                                                  Glenn Fuhrman
                                                  Managing Member


                                        TRIPLE MARLIN INVESTMENTS, LLC

                                             By:  /s/ John Phelan
                                                --------------------------------
                                                  John Phelan
                                                  Managing Member


                                        MICHAEL DELL PERSONAL INCOME TRUST

                                             By:  /s/ John Phelan
                                                --------------------------------
                                                  John Phelan
                                                  Trustee


                                        ZIFF ASSET MANAGEMENT, L.P.

                                        By:  PBK HOLDINGS, INC., its general
                                             partner

                                             By:  /s/ Mark A. Beaudoin
                                                --------------------------------
                                                  Mark A. Beaudoin
                                                  Treasurer

                                    EXHIBITS
                                    --------

Exhibit 1 Joint Filing Agreement, dated as of February 14, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., CBL Partners, L.P., MSD Portfolio L.P. - Investments, RPKS Investments, LLC, Triple Marlin Investments, LLC, Michael Dell Personal Income Trust and Ziff Asset Management, L.P.